Exhibit 99.1

XELR8 HOLDINGS RECEIVES ADDITIONAL $250,000 IN BRIDGE FINANCING
AND REPORTS ON OTHER CORPORATE AND BUSINESS DEVELOPMENTS

Denver, CO — (PR NEWSWIRE) — December 13, 2006 — VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc. (AMEX:PRH), a provider of functional foods, beverages and nutritional supplements, today announced that it has received an additional $250,000 in gross proceeds related to the bridge financing announced late last week, bringing the total amount raised to $500,000 at the terms and conditions specified in associated Form 8Ks filed with the Securities and Exchange Commission.

XELR8 also reported that it submitted its Plan of Compliance to the American Stock Exchange (“the Amex”) on December 1, 2006 in accordance with instructions detailed in a letter received from the Amex on November 17, 2006.  As noted in a Company press release, dated November 22, 2006, the AMEX Listings Qualifications Department will evaluate the plan and make a determination as to whether the Company has made a reasonable demonstration of an ability to regain compliance with the continued listing standards within the specified timeframes, in which case the plan will be accepted.  If the plan is accepted, the Company may be able to continue its listing during the plan period, during which time it will be subject to periodic review to determine whether or not it is making progress consistent with the plan.

Pending SEC approval of its proxy statement, XELR8 announced that the date of its planned 2006 Annual Meeting of Stockholders has been rescheduled from December 18, 2006 to January 26, 2007.  The meeting will be held at the Company’s executive offices located at 480 South Holly Street in Denver, Colorado and begin at 10:00 A.M. CT.  All shareholders of record as of the close of business on November 22, 2006 will be entitled to vote on the election of five directors; to approve the sale of common stock; to increase the number of shares issuable under the Company’s Stock Incentive Plan from 1.8 million to 2.2 million shares; to approve a Distributor Stock Option Plan; to amend the Articles of Incorporation to change the Company’s name from VitaCube Systems Holdings, Inc. to XELR8 Holdings, Inc.; and to transact any other business properly brought before the meeting.

The Company noted that the number of distributors that comprise its national direct selling network declined to 2,958 as of the end of November 2006, representing a net loss of 150 distributors (247 lost; 97 gained) on a month-over-month basis.

About XELR8 Holdings, Inc.

VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc., is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  XELR8’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes and an elite list of endorsers, such as five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	VitaCube d/b/a XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	John Pougnet, CEO/CFO	Dodi Handy, President and CEO
	(303) 316-8577	(407) 585-1080
	CEO@xelr8.com	prh@efcg.net